EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Reports Financial Results for the First Quarter of 2019 and

Provides Business Update on Enfission and Other Developments

RESTON, Va. – May 9, 2019 – Lightbridge Corporation (NASDAQ: LTBR), a nuclear fuel developer, today provided a business update and reported financial results for the first quarter ended March 31, 2019.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We continue to see increased governmental support for nuclear energy in the U.S. and around the world.   In April, the Gateway for Accelerated Innovation in Nuclear (“GAIN”) initiative of the U.S. Department of Energy (“DOE”) Office of Nuclear Energy announced that Framatome, Inc. had been awarded a nuclear energy voucher to help accelerate development of the Lightbridge Fuel™ design.  The DOE established GAIN to provide the nuclear community with technical, regulatory, and financial support to advance innovative nuclear technologies toward commercialization. This GAIN nuclear energy voucher further validates the DOE’s support for our technology.”

“On the intellectual property front, we recently announced a Canadian patent related to our four-lobe metallic fuel rod design and related manufacturing method.  We also received a Notice of Allowance in China for another key patent, which relates to a fuel assembly design incorporating multi-lobe fuel rods for use in CANDU heavy water reactors. These patent awards provide long-term IP protection in key markets for our fuel.”

“We continue to work closely with Framatome through the Enfission joint venture to prepare the fuel fabrication facility in Richland, Washington.  We are also advancing discussions relating to our first commercial utility agreement.  While these agreements are complex, we are encouraged by the progress and remain hopeful we will finalize our first major commercial agreement later this year.”

RECENT ENFISSION R&D ADVANCEMENTS

1.       Fabrication:

•	Fabricated and characterized uranium-zirconium samples using powder and casting routes at University of Lille

•	Preliminary inspection strategy for Lightbridge Fuel™ rods developed

•	CERCA, a Framatome R&D workshop facility, construction has been completed; preparations for commissioning are underway

2.       Fuel Design:

•	Completed a neutronic assessment of various burnable absorbers for Lightbridge Fuel™ rods

•	3-D printed heater rod segments delivered for Critical Heat Flux (CHF) test and hardware preparation

•	Completed additional APOLLO-2a modifications, a neutronics code; modifications will model the shroud and corner structure elements within the Lightbridge Fuel™ assembly

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3.       Regulatory Licensing:

•	Completed study of building to building interaction for proposed Enfission Production Facility in Richland, Washington

•	Continued development of licensing requirements for lead test rod demonstration

Financial Highlights

•	Cash and cash equivalents were $23.5 million at March 31, 2019 compared to $24.6 million at December 31, 2018.

•	Total assets were $25.8 million at March 31, 2019 and total liabilities were $0.7 million at March 31, 2019.

•	Total equity offerings raised $2 million in net proceeds in Q1- 2019 compared to net proceeds of $24.6 million for equity offerings conducted in Q1 2018.

•	Total investment made in the Enfission joint venture, used primarily for research and development work conducted by Enfission for Q1 19, was $1.4 million compared to $5.2 million for Q1 2018. This Enfission joint venture was formed in January 2018.

•	Stockholders equity was $25.1 million at March 31, 2019 compared to $25.9 million at December 31, 2018.

•	General and administration expenses for Q1 2019 was $1.3 million compared to $2.2 million for Q1 2018. There was a decrease in stock-based compensation of approximately $0.6 million, a decrease in professional fees of approximately $0.4 million, which was offset by an increase employee compensation and employee benefits of $0.1 million.

•	Other operating expenses were $0.9 million for Q1 2019, consisting of our equity in the loss from the Enfission joint venture of $1.3 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.4 million. Other operating expenses were $0.6 million for Q1 2018, consisting of our equity in loss from the Enfission joint venture of $1.0 million, which consisted primarily of research and development expenses, offset by our income from the research and development support we provided to Enfission of $0.4 million.

•	Lightbridge s research and development expenses (not including Enfission s research and development expenses mentioned above) for both Q1 2019 and Q1 2018 was $0.9 million.

•	Net loss for Q1 2019 was $3.1 million compared to $4.7 million for Q1 2018, a $1.6 million decrease. This decrease was due to a decrease in general and administrative expenses of $0.9 million, a decrease in other income (expenses) of $1.0 million due to the write off of the deferred financing costs in the first quarter of 2018 for the expired equity line option agreement and an increase in other operating expenses of $0.3 million. Explanations for the decrease in general and administrative expenses and increase in other operating expenses are mentioned above.

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2019 First Quarter Conference Call

Lightbridge will host a conference call on Friday, May 10th at 11:00 a.m. Eastern Time to discuss the company's financial results for the first quarter ending March 31, 2019, as well as the Company's corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 877-407-0778 for U.S. callers, or +1-201-689-8565 for international callers.  The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@Ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 11 a.m. June 10, 2019, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 46943.

About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology development company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors, which significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. In January 2018, Lightbridge and Framatome, Inc. formed a 50-50 joint venture, Enfission, LLC, to develop, license, manufacture, and sell nuclear fuel assemblies based on Lightbridge-designed metallic fuel technology and other advanced nuclear fuel intellectual property. Enfission has the exclusive rights to this technology and is responsible for the development of manufacturing processes and fuel assembly designs for pressurized water reactors (PWRs), boiling water reactors (BWRs), water-cooled small modular reactors, and water-cooled research reactors developed around this intellectual property. PWRs and BWRs constitute the most widely used reactor types in the world. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. In addition to distributions from Enfission based on the parties’ ownership interest in the joint venture, Lightbridge anticipates receiving future licensing revenues in connection with sales by Enfission of nuclear fuel incorporating its intellectual property. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm .

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

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Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing and outcome of research and development activities and other steps to commercialization of Lightbridge Fuel™, the Company's entry into a commercial utility agreement, and the Company's anticipated financial resources and position. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Tel. +1 855-379-9900

*** tables follow ***

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Lightbridge Corporation

Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$23,528,241	$24,637,295
Other receivable from joint venture	358,801	93,253
Prepaid expenses and other current assets	194,059	36,745
Total Current Assets	24,081,101	24,767,293
Other Assets
Patent costs	1,686,182	1,577,421
Total Assets	$25,767,283	$26,344,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$614,622	$258,056
Investee losses in excess of investment	73,295	218,263
Total Current Liabilities	687,917	476,319

Commitments and contingencies – (Note 5)

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares:
Convertible Series A preferred shares, 813,624 shares and 813,624 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively (liquidation preference $2,687,077 and $2,640,862 at March 31, 2019 and December 31, 2018, respectively)	813	813
Convertible Series B preferred shares, 2,666,667 and 2,666,667 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively (liquidation preference $4,337,455 and $4,262,855 at March 31, 2019 and December 31, 2018, respectively)	2,667	2,667
Common stock, $0.001 par value, 100,000,000 authorized, 36,149,325 shares and 32,862,090 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	36,149	32,863
Additional paid-in capital	131,647,886	129,329,674
Accumulated deficit	(106,608,149)	(103,497,622)
Total Stockholders' Equity	25,079,366	25,868,395
Total Liabilities and Stockholders' Equity	$25,767,283	$26,344,714

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2019	2018
Revenue	$-	$-

Operating Expenses
General and administrative	1,357,762	2,223,590
Research and development	922,235	911,034
Total Operating Expenses	2,279,997	3,134,624

Other Operating Income and (Loss)
Other income from joint venture	355,281	400,343
Equity in loss from joint venture	(1,295,032)	(1,028,327)
Total Other Operating Income and Loss	(939,751)	(627,984)

Operating Loss	(3,219,748)	(3,762,608)

Other Income and (Expenses)
Interest income	109,221	23,557
Financing costs	-	(982,436)
Total Other Income and (Expenses)	109,221	(958,879)

Loss before income taxes	(3,110,527)	(4,721,487)

Income taxes	-	-

Net loss	$(3,110,527)	$(4,721,487)

Accumulated Preferred Stock Dividend	(120,815)	(112,902)
Deemed additional dividend on preferred stock dividend due to beneficial conversion feature	(51,371)	(31,134)
Deemed dividend on issuance on Series B convertible preferred stock due to beneficial conversion feature	-	(2,624,836)

Net loss attributable to common stockholders	$(3,282,713)	$(7,490,359)

Net Loss Per Common Share,
Basic and Diluted	$(0.09)	$(0.39)

Weighted Average Number of Common Shares Outstanding	34,631,048	19,231,578

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2019	2018
Operating Activities:
Net Loss	$(3,110,527)	$(4,721,487)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	335,013	1,273,035
Write off of deferred financing costs	-	982,436
Equity in loss from joint venture	1,295,032	1,028,327
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	-	10,400
Other receivable from joint venture	(265,548)	(488,685)
Prepaid expenses and other assets	(157,314)	(76,545)
Accounts payable and accrued liabilities	356,566	140,567
Net Cash Used In Operating Activities	(1,546,778)	(1,851,952)

Investing Activities:
Investment in joint venture	(1,440,000)	(5,217,000)
Patent costs	(108,761)	(94,800)
Net Cash Used In Investing Activities	(1,548,761)	(5,311,800)

Financing Activities:
Net proceeds from the issuance of common stock	1,986,485	20,722,215
Net proceeds from the issuance of preferred stock	-	3,900,001
Net Cash Provided by Financing Activities	1,986,485	24,622,216

Net Increase (Decrease) In Cash and Cash Equivalents	(1,109,054)	17,458,464

Cash and Cash Equivalents, Beginning of Period	24,637,295	4,515,398

Cash and Cash Equivalents, End of Period	$23,528,241	$21,973,862

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$-
Income taxes paid	$-	$-
Non-Cash Financing Activities:
Deemed dividend on Series B convertible preferred stock due to beneficial conversion feature	$-	$2,624,836
Accumulated preferred stock dividend	$172,186	$144,036

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